Exhibit 3.6

CERTIFICATE OF FORMATION

OF

RATTLER MIDSTREAM GP LLC

This Certificate of Formation of Rattler Midstream GP LLC (the “Company”), dated July 27, 2018, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.)

FIRST. The name of the limited liability company formed hereby is Rattler Midstream GP LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Rattler Midstream GP LLC as of the date first written above.

/s/ Salie Anne Henry

Authorized Person